EXHIBIT 99.1

10/04/2004
EMMIS SIGNS LETTER OF INTENT TO SWAP THREE PHOENIX STATIONS FOR WLUP-FM IN CHICAGO
DEAL WOULD GIVE EMMIS TWO HERITAGE ROCK STATIONS IN #3 REVENUE MARKET

Indianapolis...Emmis Communications Corporation (Nasdaq: EMMS) today announced that the company has signed a letter of intent with Bonneville International Corporation to swap three Phoenix radio stations – KTAR-AM, KMVP-AM and KKLT-FM – in exchange for WLUP-FM (The Loop) in Chicago and $70 million in cash, which Emmis will use to pay down debt. Emmis has owned WKQX-FM (Q101) in Chicago since 1988.

In addition, Marv Nyren, who has led the Emmis-Phoenix cluster since August 2000, has been named Regional Vice President/Market Manager of Emmis-Chicago. Nyren, who took on the additional duties of Emmis Radio Regional Vice President in June of 2003, will replace Chuck DuCoty, who announced in July that he is leaving Emmis to work with the NewRadio Group.

“Owning a second radio station in Chicago to complement Q101 has always been a major goal of the company,” said Emmis Radio President Rick Cummings. “While it is difficult for us to sell the Phoenix stations, which have been such a big part of Emmis’ success, the benefits of having a second station in Chicago along with the ability to delever our balance sheet made this the right decision.”

For calendar 2004, WLUP net revenues are projected to be approximately $11.6 million, and operating expenses are projected to be approximately $8.2 million. For the 12 months ending February 28, 2005, the three Phoenix properties’ net revenues are projected to be approximately $29.8 million, operating expenses excluding non-cash compensation are projected to be $19.0 million and operating expenses including non-cash compensation are projected to be $19.6 million. Emmis has posted supplemental pro forma information for this transaction on its website, www.emmis.com. There are 95 full- and part-time employees at the three Phoenix stations and 39 at WLUP.

Emmis purchased the three Phoenix stations from Hearst-Argyle Corporation in March of 2001 for $160 million in cash and anticipates recording a pre-tax gain from the exchange of approximately $50 million when the transaction closes. Emmis will continue to own and operate KKFR-FM in Phoenix.

Emmis expects to begin programming WLUP-FM – and Bonneville expects to begin programming KTAR-AM, KMVP-AM and KKLT-FM – under time brokerage agreements that will begin after satisfaction of Hart, Scott, Rodino requirements, which is expected on or around Dec. 1, 2004.

The closing of the transaction is subject to several conditions, including approval from the Federal Communications Commission, and is expected to occur in early 2005. After the close of the transaction, Emmis will own 25 radio stations in eight markets.

Emmis Communications – Great Media, Great People, Great Service ®

Emmis Communications is an Indianapolis based diversified media firm with radio broadcasting, television broadcasting and magazine publishing operations. Pro forma for the transaction above, Emmis’ 23 FM and 2 AM domestic radio stations serve the nation’s largest markets of New York, Los Angeles and Chicago as well as Phoenix, St. Louis, Austin, Indianapolis and Terre Haute, IN. In addition, Emmis owns a radio network, international radio interests, 16 television stations, award winning regional and specialty magazines, and ancillary businesses in broadcast sales and publishing.

Certain statements included above which are not statements of historical fact, including financial data for quarters or other periods that are not yet completed and statements identified with the words “continues,” “expect,” “will,” or “would” are intended to be, and are, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended, and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Emmis to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others, general economic and business conditions; fluctuations in the demand for advertising; increased competition in the broadcasting industry including the implementation of competing formats in large markets; changes in the costs of programming; changes in interest rates; inability to close pending acquisitions or to grow through suitable acquisitions, including the desired radio; future terrorist attacks or other large-scale disasters; and other factors mentioned in documents filed by Emmis with the Securities and Exchange Commission, including the current report on Form 8-K/A, July 15, 2002. Emmis does not undertake any obligation to publicly update or revise any forward-looking statements

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